                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 5)(1)

                                 S1 Corporation
                                 --------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    78463B101
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 19, 2007
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box .

      NOTE.  Schedules filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 39 Pages)

---------------
      The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 2 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  4,532,364
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              4,532,364
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,532,364
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 3 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PARCHE, LLC     20-8027193
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,072,181
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,072,181
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,072,181
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 4 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG AMBROSE MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  128,674
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              128,674
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    128,674
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 5 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG HALIFAX FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  133,919
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              133,919
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    133,919
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 6 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  569,905
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              569,905
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    569,905
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 7 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS FUND III, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  33,055
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              33,055
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    33,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 8 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ADMIRAL ADVISORS, LLC     37-1484525
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  5,604,545
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              5,604,545
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,604,545
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    9.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 9 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS ADVISORS, LLC     13-3954331
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  602,960
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              602,960
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    602,960
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 10 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS CAPITAL GROUP, L.L.C.     13-3937658
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  6,470,098
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              6,470,098
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,470,098
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 11 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    C4S & CO., L.L.C.     13-3946794
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  6,470,098
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   -0-
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              6,470,098
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,470,098
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 12 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,470,098
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,470,098
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,470,098
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 13 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,470,098
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,470,098
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,470,098
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 14 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,470,098
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,470,098
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,470,098
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 15 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,470,098
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,470,098
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,470,098
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 16 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JEFFREY C. SMITH
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,000
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,000
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 17 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.     13-4088890
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 18 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BARINGTON COMPANIES INVESTORS, LLC     13-4126527
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 19 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BARINGTON COMPANIES OFFSHORE FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    British Virgin Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 20 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BARINGTON INVESTMENTS, L.P.     20-2871525
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 21 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BARINGTON COMPANIES ADVISORS, LLC     20-0327470
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 22 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BARINGTON CAPITAL GROUP, L.P.     13-3635132
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 23 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LNA CAPITAL CORP.     13-3635168
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 24 of 39 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JAMES MITAROTONDA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 25 of 39 Pages
----------------------                                    ----------------------

      The  following  constitutes  Amendment  No. 5  ("Amendment  No. 5") to the
Schedule 13D filed by the undersigned.  This Amendment No. 5 amends the Schedule
13D as specifically set forth.

      Item 2 is hereby amended to add the following:

            Upon the filing of this Amendment No. 5, Barington Companies Equity,
Barington  Companies   Investors,   Barington   Companies  Offshore,   Barington
Investments,  Barington Companies Advisors,  Barington Capital, LNA and James A.
Mitarotonda  are no longer members of the Section 13(d) group and shall cease to be Reporting Persons. The remaining Reporting Persons will continue filing, as a group,  statements on Schedule 13D with respect to their beneficial ownership of securities of the Issuer to the extent required by applicable law.

      The final two  paragraphs of Item 2(a) are hereby  amended and restated as follows:

            Each of the  foregoing  is referred to as a  "Reporting  Person" and collectively  as the "Reporting  Persons." As of January 24, 2007, the Reporting
Persons  were the  beneficial  owners of, in the  aggregate,  6,473,098  Shares, representing  approximately 10.7% of the Shares presently  outstanding.  Each of the  Reporting  Persons is party to that  certain  Joint  Filing  Agreement,  as further  described  in Item 6.  Accordingly,  the  Reporting  Persons are hereby filing a joint Schedule 13D.

            Information  with respect to each of the Reporting  Persons is given
solely  by  such   Reporting   Person  and  no   Reporting   Person  shall  have
responsibility  for the  accuracy or  completeness  of  information  supplied by another Reporting Person.

      The first paragraph of Item 3 is hereby amended and restated as follows:

            The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax,
Ramius  Master and Ramius Fund III were  purchased  with the working  capital of such  entities  (which  may,  at any given time,  include  margin  loans made by brokerage  firms in the ordinary  course of business) in open market  purchases, except as otherwise  noted, as set forth in Schedule A, which is incorporated by
reference  herein.   The  aggregate   purchase  cost  of  the  6,470,098  Shares
beneficially  owned in the  aggregate by  Starboard,  Parche,  RCG Ambrose,  RCG
Halifax,  Ramius  Master  and  Ramius  Fund  III is  approximately  $28,838,347, including brokerage commissions.

            Mr.  Smith  beneficially  owns  3,000  shares  awarded to him in his capacity as a Director of the Issuer.

      Item 5 is hereby amended and restated as follows:

            The  aggregate  percentage of Shares  reported  owned by each person named herein is based upon  60,643,540  Shares  outstanding,  which is the total number of Shares  outstanding as of December 21, 2006. This number is based upon
71,119,730  Shares  reported to be outstanding in the Issuer's Offer to Purchase filed as Exhibit  99(a)(1)(A)  to the Form SC TO-I filed by the Issuer  with the
SEC on November 16, 2006, less 10,476,190 Shares that the Issuer has accepted to

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 26 of 39 Pages
----------------------                                    ----------------------

purchase  pursuant to the Issuer's  modified  "Dutch  Auction"  tender offer, as announced  in a press  release  dated  December  21,  2006 and filed as  Exhibit
99(a)(5)(A) to the Issuer's SC TO-I/A filed with the SEC on December 22, 2006.

A.    Starboard

      (a)   As of January 24, 2007, Starboard beneficially owned 4,532,364
            Shares.

            Percentage: Approximately 7.4%

      (b)   1.  Sole power to vote or direct vote: 4,532,364
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 4,532,364
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Transactions in the Shares by Starboard in the past 60 days are set forth in Schedule A and are incorporated by reference.

B.    Parche

      (a)   As of January 24, 2007, Parche beneficially owned 1,072,181
            Shares.

            Percentage: Approximately 1.8%

      (b)   1.  Sole power to vote or direct vote: 1,072,181
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 1,072,181
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Transactions in the Shares by Parche in the past 60 days are set forth in Schedule A and are incorporated by reference.

C.    RCG Ambrose

      (a)   As of January 24, 2007, RCG Ambrose beneficially owned 128,674
            Shares.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 128,674
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 128,674
            4.  Shared power to dispose or direct the disposition: 0

      (c)   RCG Ambrose has not entered into any transactions in the Shares during the past 60 days.

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 27 of 39 Pages
----------------------                                    ----------------------

D.    RCG Halifax

      (a)   As of January 24, 2007, RCG Halifax beneficially owned 133,919
            Shares.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 133,919
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 133,919
            4.  Shared power to dispose or direct the disposition: 0

      (c)   RCG Halifax has not entered into any transactions in the Shares during the past 60 days.

E.    Ramius Master

      (a)   As of January 24, 2007, Ramius Master beneficially owned 569,905
            Shares.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 569,905
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 569,905
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Ramius Master has not has not entered into any transactions in the Shares during the past 60 days.

F.    Ramius Fund III

      (a)   As of January 24, 2007, Ramius Fund III beneficially owned 33,055
            Shares.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 33,055
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 33,055
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Ramius Fund III has not has not entered into any transactions in the Shares during the past 60 days.

G.    Admiral Advisors

      (a)   As of January 24, 2007, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial owner of (i) 4,532,364 Shares owned by Starboard and (ii) 1,072,181 Shares owned by Parche.

            Percentage: Approximately 9.2%

      (b)   1.  Sole power to vote or direct vote: 5,604,545
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 5,604,545
            4.  Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 28 of 39 Pages
----------------------                                    ----------------------

      (c)   Admiral Advisors has not entered into any transactions in the
            Shares during the past 60 days.

H.    Ramius Advisors

      (a)   As of January 24, 2007, as the investment advisor of Ramius
            Master and Ramius Fund III, Ramius Advisors may be deemed the beneficial owner of 569,905 Shares owned by Ramius Master and
            33,055 Shares owned by Ramius Fund III.

            Percentage: 1.0%

      (b)   1.  Sole power to vote or direct vote: 602,960
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 602,960
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Ramius Advisors has not entered into any transactions in the
            Shares during the past 60 days.

I.    Ramius Capital

      (a)   As of January 24, 2007, as the sole member of Admiral Advisors and Ramius Advisors (the investment manager of Ramius Master) and as the investment manager of RCG Halifax and RCG Ambrose, Ramius
            Capital may be deemed the beneficial owner of (i) 4,532,364 shares owned by Starboard, (ii) 1,072,181 Shares owned by Parche,
            (iii) 128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by RCG Halifax, (v) 569,905 Shares owned by Ramius Master and (vi) 33,055 Shares owned by Ramius Fund III.

            Percentage: Approximately 10.7%

      (b)   1.  Sole power to vote or direct vote: 6,470,098
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 6,470,098
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Ramius Capital did not enter into any transactions in the Shares during the past 60 days.

J.    C4S

      (a)   As of January 24, 2007, as the managing member of Ramius Capital,
            C4S may be deemed the beneficial owner of (i) 4,532,364 shares owned by Starboard, (ii) 1,072,181 Shares owned by Parche, (iii)
            128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by
            RCG Halifax, (v) 569,905 Shares owned by Ramius Master and (vi)
            33,055 Shares owned by Ramius Fund III.

            Percentage: Approximately 10.7%

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 29 of 39 Pages
----------------------                                    ----------------------

      (b)   1.  Sole power to vote or direct vote: 6,470,098
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 6,470,098
            4.  Shared power to dispose or direct the disposition: 0

      (c)   C4S did not enter into any transactions in the Shares in the past
            60 days.

K.    Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

      (a)   As of January 24, 2007, as the managing members of C4S, each of
            Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 4,532,364 shares owned by Starboard,
            (ii) 1,072,181 Shares owned by Parche, (iii) 128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by RCG Halifax, (v)
            569,905 Shares owned by Ramius Master and (vi) 33,055 Shares owned by Ramius Fund III.. Each of Messrs. Cohen, Stark, Solomon
            and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax,
            Ramius Master and Ramius Fund III by virtue of their shared authority to vote and dispose of such Shares.  Messrs. Cohen,
            Stark, Solomon and Strauss disclaim beneficial ownership of such
            Shares.

            Percentage: Approximately 10.7%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 6,470,098
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 6,470,098

      (c)   None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon have entered into any transactions in the Shares in the past 60 days.

L.    Barington Companies Equity

      (a)   As of January 24, 2007, Barington Companies Equity did not
            beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Transactions in the Shares by Barington Companies Equity in the
            past 60 days are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 30 of 39 Pages
----------------------                                    ----------------------

M.    Barington Companies Investors

      (a)   As of January 24, 2007, Barington Companies Investors did not
            beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Barington Companies Investors did not enter into any transactions in the Shares during the past 60 days.

N.    Barington Companies Offshore

      (a)   As of January 24, 2007, Barington Companies Offshore did not
            beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Transactions in the Shares by Barington Companies Offshore in the
            past 60 days are set forth in Schedule A and are incorporated by reference.

O.    Barington Investments

      (a)   As of January 24, 2007, Barington Investments did not
            beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Transactions in the Shares by Barington Investments in the past
            60 days are set forth in Schedule A and are incorporated by reference.

P.    Barington Companies Advisors

      (a)   As of January 24, 2007, Barington Companies Advisors did not
            beneficially own any Shares.

            Percentage: 0%

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 31 of 39 Pages
----------------------                                    ----------------------

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Barington Companies Advisors did not enter into any transactions in the Shares during the past 60 days.

Q.    Barington Capital

      (a)   As of January 24, 2007, Barington Capital did not beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Barington Capital did not enter into any transactions in the
            Shares during the past 60 days.

R.    LNA

      (a)   As of January 24, 2007, LNA did not beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   LNA did not enter into any transactions in the Shares during the past 60 days.

S.    Mr. Mitarotonda

      (a)   As of January 24, 2007, Mr. Mitarotonda did not beneficially own any Shares.

            Percentage: 0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Mr. Mitarotonda did not enter into any transactions in the Shares during the past 60 days.

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 32 of 39 Pages
----------------------                                    ----------------------

T.    Mr. Smith

      (a)   As of January 24, 2007, Mr. Smith beneficially owned 3,000
            Shares.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 3,000
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 3,000
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Mr. Smith did not enter into any transactions in the Shares during the past 60 days.

      (d)   No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common
            Stock.

      (e)   As of January 24, 2007, Barington Companies Equity, Barington
            Companies Offshore, Barington Investments, Barington Companies
            Investors, Barington Companies Advisors, Barington Capital, LNA
            and Mr. Mitarotonda ceased to be the collective beneficial owners of more than 5% of the Issuer's Shares.

      The  Reporting  Persons  do not  believe  that  certain  of the  foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only.

      Item 6 is hereby amended to add the following:

            On  January  19,  2007,  Barington  Capital  countersigned  a letter provided to it by Ramius  Capital with respect to the sale of 874,608  Shares of the  Issuer to  certain  affiliates  of Ramius  Capital  at a price of $5.47 per
Share. The letter is attached as Exhibit 15 hereto and is incorporated herein by reference.

      Item 7 is hereby amended to include the following exhibits:

            15. Letter dated January 19, 2007.

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 33 of 39 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      January 25, 2007

STARBOARD VALUE AND OPPORTUNITY        RAMIUS MASTER FUND, LTD
MASTER FUND LTD.                       By: Ramius Advisors, LLC
                                           its investment manager
PARCHE, LLC                            By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its             its managing member
managing member
                                       ADMIRAL ADVISORS, LLC
RCG AMBROSE MASTER FUND, LTD.          By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,      its managing member
    its investment manager
By: C4S & Co., L.L.C.,             RAMIUS ADVISORS, LLC
    its managing member                By: Ramius Capital Group, L.L.C.,
                                       its managing member
RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,      RAMIUS CAPITAL GROUP, L.L.C.
    its investment manager             By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                     as managing member
    its managing member
                                       C4S & CO., L.L.C.
RAMIUS FUND III, LTD
By: Ramius Advisors, LLC
    its investment manager

By: Ramius Capital Group, LLC
    its managing member

                           By: /s/ Jeffrey M. Solomon
                               --------------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
--------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 34 of 39 Pages
----------------------                                    ----------------------

/s/ Jeffrey C. Smith
--------------------------------
Jeffrey C. Smith

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC,
    its general partner

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title: Managing Member

/s/ James A. Mitarotonda
--------------------------------
James A. Mitarotonda

BARINGTON COMPANIES OFFSHORE FUND, LTD.

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title:   President

BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC,
    its general partner

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title: Authorized Signatory

BARINGTON COMPANIES ADVISORS, LLC

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 35 of 39 Pages
----------------------                                    ----------------------

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general
    partner

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title: President and Chief Executive Officer

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda
    ----------------------------
Name: James A. Mitarotonda
Title: President and Chief Executive Officer

/s/ James A. Mitarotonda
--------------------------------
James A. Mitarotonda

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 36 of 39 Pages
----------------------                                    ----------------------

EXHIBIT INDEX
-------------

      Exhibit                                                             Page
      -------                                                             ----

15.   Letter dated January 19, 2007.            38 to 39

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 37 of 39 Pages
----------------------                                    ----------------------

SCHEDULE A
----------

                Transactions in the Shares in the Past 60 Days
                ----------------------------------------------

Shares of Common Stock              Price Per                        Date of
  Purchased / (Sold)                 Share($)                    Purchase / Sale
  ------------------                 --------                    ---------------

               STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
               ------------------------------------------------

     734,671*                        5.4700                         01/19/07

                                   PARCHE, LLC
                                   -----------

     139,937*                        5.4700                         01/19/07

                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                  -----------------------------------------

    (335,877)**                      5.4700                         01/19/07

                   BARINGTON COMPANIES OFFSHORE FUND, LTD.
                   ---------------------------------------

    (508,515)**                      5.4700                         01/19/07

                           BARINGTON INVESTMENTS, L.P.
                           ---------------------------

     (89,366)                        5.2500                         12/26/06
     (30,216)**                      5.4700                         01/19/07

----------------
*     The shares reported as acquired by Starboard Value and Opportunity Master
Fund Ltd. and Parche, LLC were acquired from Barington Companies Equity
Partners, L.P., Barington Companies Offshore Fund, Ltd. and Barington
Investments, L.P. in a private sale executed on January 19, 2007. The price per unit for these 874,608 shares on the date of distribution was $5.4700.

**   The shares reported as sold by Barington Companies Equity Partners, L.P.,
Barington Companies Offshore Fund, Ltd. and Barington Investments, L.P. were sold to Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC in a
private sale executed on January 19, 2007. The price per unit for these 874,608 shares on the date of distribution was $5.4700

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 38 of 39 Pages
----------------------                                    ----------------------

RAMIUS CAPITAL GROUP, L.L.C. LETTERHEAD

                                                                January 19, 2007

Re:  S1 Corporation (the "Company")
     ------------------------------

Ladies and Gentlemen:

      In connection  with the purchase by Ramius Capital Group,  L.L.C.  and its affiliates  ("Buyer") from Barington Capital Group, L.P. and its affiliates (the
"Seller") of 874,608  shares of the Company's  common stock (the  "Shares") at a price of $5.47 per share and in order to  induce  the Buyer to  consummate  such transaction, you have agreed to provide this letter to the Buyer.

      By so countersigning  this letter,  you (a) acknowledge that you have been informed that the Buyer or its agents may currently possess,  and later may come into  possession of, material  non-public  information not known to you and that may be material to a decision to sell the  Shares,  and you have  determined  to sell the Shares notwithstanding your lack of knowledge of such information;  (b)
agree that the Buyer shall not have any liability whatsoever to you with respect to the  nondisclosure of such information in connection with the purchase of the
Shares;  (c) irrevocably  waive and release all claims which you might otherwise have with respect to the  nondisclosure  of such  information in connection with the sale of the Shares,  whether before or after the date hereof;  (d) represent that you are  sophisticated  with respect to the purchase and sale of securities such as the Shares,  and have independently and without reliance upon the Buyer, and based upon such  information as you have deemed  appropriate,  made your own analysis and decision to sell the Shares to the Buyer.

                                     Very truly yours,

                                     Ramius Capital Group, L.L.C., on its behalf
                                     and on behalf of its affiliates

                                     By: /s/ Marran H. Ogilvie
                                         ---------------------------------------
                                         Marran H. Ogilvie
                                         General Counsel

----------------------                                    ----------------------
CUSIP No. 78463B101                   13D                    Page 39 of 39 Pages
----------------------                                    ----------------------

Accepted and Agreed to:

Barington Capital Group, L.P., on its behalf
and on behalf of its affiliates
By: LNA Capital Corp.,
    its general partner

By: /s/ James A. Mitaratonda
    -----------------------------
    James A. Mitarotonda
    President and CEO